CARRY AND EARNING AGREEMENT
     THIS CARRY AND EARNING AGREEMENT (this “Agreement”) dated February 28, 2008 (the “Effective Date”) is between ENCANA OIL & GAS (USA) INC., a Delaware corporation (“EnCana”) with an address of 370 17th Street, Suite 1700, Denver, Colorado 80202, and DELTA PETROLEUM CORPORATION, a Colorado corporation (“Delta”) with an address of 370 17th Street, Suite 4300, Denver, Colorado 80202. EnCana and Delta shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties.”
RECITALS
     A. EnCana owns leasehold and mineral interests in certain lands in Mesa and Garfield Counties, Colorado described on Exhibits A and C (the “Property”).
     B. Delta desires to explore, develop and acquire (i) ninety-five percent (95%) of all of EnCana’s right, title and interest to the leases and wells described on Exhibit A (the “Delta Properties”), (ii) all of EnCana’s right, title and interest in and to the wellbores and all production therefrom in each of the wells listed on Exhibit B (the ”Existing Agreement Wells”), and (iii) five percent (5%) of all of EnCana’s right, title and interest in and to the wellbores and all production therefrom in each Carry Well (as hereinafter defined) to be located on the lands and leases depicted on Exhibit C (the “Carry Lands”) and an interest in such leases sufficient to produce and own 5% of EnCana’s right, title and interest in and to the Hydrocarbons from such wellbores, in each case, on the terms and conditions set forth herein.
     C. The Parties desire to enter into this Carry and Earning Agreement (this “Agreement”) to govern certain of their respective rights and obligations with respect to exploration and development of the Property.
AGREEMENT
     IN CONSIDERATION OF ONE HUNDRED DOLLARS ($100.00 US) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Section 1. Exhibits
     The following Exhibits are attached hereto and shall be considered part of this Agreement:

1.1	Exhibit A — Delta Properties

1.2	Exhibit A-1 — EnCana Wells

1.3	Exhibit B — Existing Agreement Wells

1.4	Exhibit C — Carry Lands

1.5	Exhibit D — Leasehold Defect Procedures

1.6	Exhibit D-1 — Allocated Value of EnCana Wells

1.7	Exhibit D-2 — Alternative Leases

1.8	Exhibit E — Environmental Defect Procedures

1.9	Exhibit F-1 — Form of Wellbore Assignment for Carry Wells

1.10	Exhibit F-2 — Form of Partial Assignment and Bill of Sale

1.11	Exhibit F-3 — Form of Wellbore Assignment for Existing Agreement Wells

1.12	Exhibit F-4 — Quitclaim Deed with Exhibit

1.13	Exhibit G — Form of New Operating Agreement

1.14	Exhibit H — Information for APDs

1.15	Exhibit I — Intentionally Omitted

1.16	Exhibit J — Tax Partnership Provisions

1.17	Exhibit K — Defined Terms

1.18	Exhibit L — List of Surface Agreements and Contracts

1.19	Exhibit M — Letter Regarding Release of Existing Letter of Credit

1.20	Exhibit N — Form of Assignment and Bill of Sale for Gathering Assets and Pipeline Rights of Way with Exhibit

1.21	Exhibit O — Form of Agent Operator Agreement
     Certain capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meaning assigned such term in Exhibit K.
Section 2. Title and Disclosure of Information
     2.1 Title Information for Delta Properties. EnCana shall make available to Delta all title documentation material to the Delta Properties in EnCana’s files, including without limitation all title opinions and reports, and title curative documents. Such title information has been, and shall be, provided to Delta without warranty as to completeness or accuracy. EnCana shall have no obligation to purchase new or supplemental abstracts nor to do any curative work in connection with title to the lands included in the Delta Properties. Any title examination performed by Delta with respect to the Delta Properties pursuant to this Agreement shall be performed at the sole cost of Delta, and Delta shall deliver to EnCana any title opinion or report acquired by Delta with respect to the Delta Properties without warranty as to completeness or accuracy. In accordance with the procedures set forth on Exhibit D, Delta shall have the right to assert any Leasehold Defects (as defined in Exhibit D) with respect to the Delta Properties in writing. All asserted Leasehold Defects shall be handled in accordance with the Leasehold Defect Procedures set out in Exhibit D. A list of all agreements that pertain to the use of the surface of the Delta Properties is attached as Exhibit L.
     2.2 Title Information for Carry Lands. In connection with any well on the Carry Lands that EnCana proposes to designate as a Carry Well, EnCana shall make available to Delta all title documentation material to the Carry Lands associated with the Carry Well in EnCana’s files, including without limitation all title opinions and reports, and title curative documents so that Delta can confirm the working interest held by EnCana associated with such Carry Well. Such title information has been, and shall be, provided to Delta without warranty as to completeness or accuracy. EnCana shall have no obligation to purchase new or supplemental abstracts nor to do any curative work in connection with title to the lands included in Carry Lands.
     2.3 Other Information. To the extent that EnCana is not expressly prohibited pursuant to any third-party arrangement, EnCana shall provide Delta, upon request, all data and other information including, without limitation, drainage data, microseismic surveys, information regarding fracing of wells and other similar information regarding the development and operation of the Delta Properties that EnCana may possess. To the extent that EnCana provides such data or information to Delta it will be provided to Delta without warranty as to completeness or accuracy.
     2.4 Environmental Audit. In accordance with the procedures set forth on Exhibit E Delta shall have the right to assert in writing any Environmental Defects (as defined in Exhibit E) with respect to the wells described on Exhibit A (the “EnCana Wells”). All asserted Environmental Defects shall be handled in accordance with the Environmental Defect Procedures set out in Exhibit E.
     2.5 Delivery of Files. Provided that this Agreement has not terminated pursuant to Section 4.2, on or before April 30, 2008, EnCana shall deliver to Delta all files and records relating to the Delta Properties not previously delivered to Delta.
Section 3. Carry Wells
     3.1 Drilling of Carry Wells. EnCana shall designate and drill 228 net wells (hereinafter defined) on the Carry Lands (or lands spaced or pooled therewith), other than the Delta Properties, after the date hereof as “Carry Wells.” Any well proposed by EnCana to be a Carry Well must be designated as such prior to the time that such well is spud. Prior to spudding a Carry Well, EnCana shall issue to Delta an Authority for Expenditure setting forth EnCana’s best estimate of the total cost to drill, complete and equip such Carry Well. The location of each of the Carry Wells on the Carry Lands or lands spaced or pooled therewith shall be determined by EnCana in its sole discretion, and the Carry Wells shall include, without limitation, any substitute or replacement wells as described in this Agreement. EnCana shall drill the Carry Wells to a depth sufficient to test the Mesa Verde Formation (the “Objective Depth”) and complete, equip and produce, or plug and abandon the Carry Wells, with due diligence and reasonable dispatch in accordance with applicable laws. For purposes of this Agreement a “net well” or “net acre” results when the sum of the fractional ownership working interests in any well or mineral acre in which any working interest is owned equals one. The number of net wells or net acres is the sum of the fractional working interests in any well or mineral acre in which any working interest is owned expressed as whole numbers and fractions. By way of example, if prior to spud of two Carry Wells, EnCana has a 60% working interest in well #1 and a 40% working interest in well #2, the sum of the working interests would result in one net Carry Well.
     3.2 Costs of Carry Wells. Delta agrees to be responsible for and pay 100% of the actual costs incurred by EnCana to third parties or chargeable to the Carry Well of costs of drilling, costs of completing (or plugging and abandoning, if not completed), and costs of equipping each Carry Well, up to a maximum of $1,800,219.30 per Carry Well (the “Individual Well Amount”) payable in accordance with Section 3.3, subject to adjustment as provided in Section 4.2, and in the event that such costs exceed such amount, then EnCana shall bear and pay 100% of such excess costs. The aggregate amount paid by Delta for all Carry Wells pursuant to the foregoing shall not exceed $410,450,000 (the “Carry Amount”) payable in accordance with Section 3.3, subject to adjustment as provided in Section 4.2, and in the event that such costs exceed such amount, then EnCana shall bear and pay 100% of such excess costs. In no event shall Delta be required to pay a greater Carry Amount in any year than the amount provided in Section 3.3. In the event that EnCana does not own one hundred percent (100%) of the working interest in a Carry Well, the Individual Well Amount for such well shall be proportionately reduced to the working interest owned by EnCana and the total number of Carry Wells shall be increased to the number of Carry Wells required to expend all of the Carry Amount. Should the aggregate of the costs of drilling, the costs of completing (or plugging and abandoning, if not completed) and the costs of equipping for any Carry Well be less than the Individual Well Amount, then the number of Carry Wells shall also be increased to the number of Carry Wells required to expend all of the Carry Amount. For purposes hereof, (a) “costs of drilling” a Carry Well shall mean the following costs, relating to such Carry Well: costs of constructing and upgrading access roads, obtaining and preparing the location, obtaining permits and title opinions, obtaining drilling contractor services and consultants, obtaining mud chemicals, pipe and supplies and all other costs and expenses associated with or incurred by moving in, rigging up, drilling, logging and testing so that a decision can be made to either attempt to set pipe and complete such well or to plug and abandon it as a dry hole; (b) “costs of completing” a Carry Well shall mean all additional costs of drilling the well, including but not limited to, the costs of fracture stimulation and the drilling out of frac plugs with respect to such Carry Well; and (c) “costs of equipping” a Carry Well shall mean the costs of the acquisition and installation of the initial equipment for such Carry Well, including but not limited to metering and automation equipment, up to and including the initial connection of such Carry Well to a gas gathering line, regardless of when such cost is incurred and which costs are capitalized for federal income tax purposes.
     3.3 Payment of Carry Amount.
     (a) Subject to the provisions of Section 3.3(b), the Carry Amount shall be paid by Delta to EnCana in four installments as set out in the timeframe and in the amounts described below:
     On or before February 28, 2008: $110,450,000
     On or before November 1, 2009: $100,000,000
     On or before November 1, 2010: $100,000,000
     On or before November 1, 2011: $100,000,000
Until November 1, 2008, EnCana shall maintain $100,000,000 of the February 28, 2008 payment on deposit in a segregated account or in an investment separate from other EnCana investments, and all interest and other income earned on the $100,000,000 between February 28, 2008 and October 31, 2008, net of all third party charges and fees, shall be paid by EnCana to Delta promptly after the interest or income is credited to EnCana.
The proceeds of each payment of the Carry Amount shall be used by EnCana solely and exclusively for the costs of drilling, costs of completing and costs of equipping the Carry Wells on the Carry Lands (collectively, “Well Costs”). The $100,000,000 payment made on February 8, 2008 and the second through fourth payments listed above are each referred to in this Agreement as an “Annual Payment.”
(b) EnCana will use the proceeds of each Annual Payment for the payment of Well Costs for Carry Wells drilled prior to May 1 of the second year after the Annual Payment is made (each such date, an “Expenditure Date”). By way of example, the Expenditure Date for the Annual Payment due November 1, 2009 is May 1, 2011. In the event that EnCana fails to satisfy the requirement in the first sentence of this paragraph, Delta shall have the right to delay until the next succeeding Annual Payment Date a portion of the next Annual Payment due after the applicable Expenditure Date, equal to the difference between (x) the aggregate amount of the Annual Payments paid to EnCana prior to the applicable Expenditure Date less (y) the total amount of Well Costs incurred and paid prior to the due date of the applicable Annual Payment. If the last Annual Payment is reduced due to the application of the formula in the preceding sentence, then an additional Annual Payment equal to the remaining Carry Amount shall be due on May 1, 2012. Notwithstanding anything stated herein to the contrary, any portion of the Carry Amount paid by Delta which has not been used by EnCana on or before May 1, 2013 for Well Costs shall be reimbursed to Delta by June 1, 2013.
     3.4 Delta Interest in Carry Wells. Provided Delta has paid those portions of the Carry Amount then due and owing pursuant to Section 3.3, on or before the end of each quarter, for each Carry Well drilled and completed as a producer in the prior quarter, EnCana shall execute, acknowledge and deliver to Delta the wellbore assignment, in substantially the form attached hereto as Exhibit F-1 (the “Carry Well Wellbore Assignment”), effective as of the date of first production of each Carry Well, assigning 5% of all of EnCana’s right, title and interest in and to the wellbore of such Carry Well and 5% of EnCana’s right, title and interest in and to all production therefrom and an interest in such leasehold rights associated with such wellbore as are sufficient to produce and own 5% of EnCana’s right, title and interest in and to the Hydrocarbons from the wellbores of the Carry Wells, subject to existing burdens. With respect to the last Carry Well drilled, if the remaining Carry Amount is less than $1,800,219.30, the interest assigned by EnCana to Delta shall be proportionately reduced to the extent the remaining Carry Amount is less (unless the Well Costs for the last Carry Well are less than $1,800,219.30, in which case the proportionate reduction shall be based on the Well Costs of such Carry Well). By way of example, if the remaining Carry Amount were $500,000, EnCana owed 100% of the working interest in the well and the Well Costs were in excess of $1,800,219.30, the interest assigned to Delta would be equal to $500,000 divided by $1,800,219.30, times 5% (1.3887%). From and after the date that a Carry Well has been drilled, completed and equipped as contemplated in Section 3.2, Delta and EnCana shall each bear and pay its proportionate share of all burdens on the Carry Wells existing as of the date of this Agreement. It is expressly agreed and understood that the interest to be assigned to Delta in any Carry Well shall be proportionately reduced to the extent that EnCana owns less than an undivided 100% working interest in such Carry Well.
     3.5 Operation of Carry Wells. After a Carry Well is drilled, completed and equipped as provided in Section 3.2, EnCana and Delta shall each bear and pay its working interest share of the working interest costs and expenses of such Carry Well in accordance with the applicable operating agreement. Subject to Section 11, Delta shall be entitled to its net revenue interest share of production from each Carry Well from the date of first production, notwithstanding that the Wellbore Assignment has not yet been made.
     3.6 Replacement Wells. In the event that a Carry Well is lost due to mechanical failure or other problems in the hole and EnCana drills or participates in the drilling of a well in the vicinity of the Carry Well, which well is drilled to replace the well so lost, such well will be designated a Carry Well, and the costs of drilling the original Carry Well and such replacement Carry Well shall be aggregated in determining the Individual Well Amount attributable to such replacement Carry Well.
     3.7 Letter of Credit. To secure its obligation to pay the Annual Payments, Delta shall cause an irrevocable, unconditional stand-by letter of credit (the “Letter of Credit”) to be issued on the date of this Agreement in the initial aggregate amount of $300,000,000 by JPMorgan Chase Bank, N.A. or a financial institution acceptable to EnCana and in a form and term reasonably acceptable to EnCana, and that is available to be drawn at sight, in full or partial draws, in the event of a default by Delta in the payment of any of the second through fourth Annual Payments. From and after the date of this Agreement, Delta shall maintain the Letter of Credit in favor of EnCana until

February 28, 2012 in an amount sufficient to secure payment of each of the Annual Payments as they become due.
Section 4. Delta Properties
     4.1 Delta Properties. In consideration, among other considerations, of Delta’s agreement to participate in the Carry Wells as provided in Section 3, on the date of this Agreement, EnCana shall (i) assign and convey and shall properly execute, acknowledge and deliver to Delta an assignment conveying to Delta an undivided 95% of its right, title and interest in the Delta Properties and the EnCana Wells, effective as of March 1, 2008, in substantially the form attached hereto as Exhibit F-2 (the “Assignment”) and (ii) assign and convey and shall properly execute and deliver to Delta an Assignment and Bill of Sale for 100% of EnCana’s right, title and interest in and to the pipeline assets and rights of way listed in Exhibit N.
     4.2 Adjustment to Delta Properties. Upon Delta’s receipt of the Assignment, the Parties intend that Delta’s interest in the Delta Properties shall initially be equal to 17,339.46 net acres (18,250 gross acres times 95% working interest) (the “Intended Net Acres”) and ninety-five percent (95%) of EnCana’s working interest, as shown on Exhibit A-1, in the EnCana Wells. The Parties acknowledge that Exhibit A to this Agreement and Exhibit A to the Assignment list 17,185.08 net acres. After the Due Diligence Period (as defined in Exhibit D), in order to make an assignment of the Intended Net Acres to Delta, EnCana will make an assignment of 95% of its interest in such alternative leases from the leases listed on Exhibit D-2 as selected by Delta. If there are not sufficient alternative leases listed on Exhibit D-2 to equal the Intended Net Acres and the Parties cannot mutually agree on additional alternative leases by April 29, 2008, then the last Annual Payment of the Carry Amount to be paid by Delta for all Carry Wells shall decrease by an amount equal to the product of: (i) the difference between the Intended Net Acres less the total net acres actually assigned to Delta pursuant to the Assignment multiplied by (ii) $22,398. If during the Due Diligence Period, it is determined that a Leasehold Defect also applies to an EnCana Well, then the second payment of the Carry Amount to be paid by Delta on or before November 1, 2009 shall decrease by an amount equal to the product of: (i) the difference between the working interest in the well listed on Exhibit A less the actual working interest to be assigned multiplied by (ii) the Allocated Value for the EnCana Well on Exhibit D-1. If the Carry Amount is decreased pursuant to the preceding two sentences as a result of a Leasehold Defect, Delta shall reconvey to EnCana, effective as of the Effective Date and free of any liens, burdens or encumbrances not in existence at the Effective Date, the affected Delta Properties or the portion of the interest in the EnCana Well affected by the Leasehold Defect. If it is determined by EnCana during the Due Diligence Period, that Delta’s interest in the Delta Properties is greater than the Intended Net Acres, or if Delta selects alternative leases that result in Delta’s interest in the Delta Properties being greater than the Intended Net Acres, then the last Annual Payment of the Carry Amount to be paid by Delta for all Carry Wells shall increase by an amount equal to the product of: (i) the difference between the total net acres actually assigned to Delta pursuant to such assignment(s) less the Intended Net Acres, multiplied by (ii) $22,398. Notwithstanding anything to the contrary contained herein, should the Carry

Amount be reduced by an amount greater than ten percent (10%) of the initial Carry Amount ($41,045,000), EnCana or Delta shall have the right to terminate this Agreement, provided such election is made on or before April 30, 2008.
     4.3 Adjustment for EnCana Wells. Ninety-five percent of the costs and expenses incurred by EnCana for normal and necessary operation of the EnCana Wells after the Effective Date, including (a) taxes on or measured by production and (b) reasonable and customary fixed rate overhead charges prescribed by applicable operating agreements or, in the absence of operating agreements, reasonable and customary overhead charges in lieu thereof (and, in each case, excluding any allocable general and administrative expenses) shall be borne by Delta. All such costs incurred prior to the Effective Date shall be borne by EnCana. By June 2, 2008 (the “Final Settlement Date”), EnCana shall prepare and deliver to Delta a Settlement Statement for the EnCana Wells as follows:
(a) The Total Allocation for the EnCana Wells shown on Exhibit D-1 shall be adjusted upward by the following:
(1)	the value of all merchantable allowable oil in storage owned by EnCana above the pipeline connection at the Effective Date, and not previously sold by EnCana, that is credited to EnCana’s interest in the EnCana Wells, such value to be the actual price received on the Effective Date (if this price cannot be determined, then the contract price, or if no contract is in effect, the market price in effect as of the Effective Date), less taxes and gravity adjustments deducted by the purchaser of such oil;
(2)	ninety-five percent of the amount of all expenditures made by EnCana (including royalties, rentals and other charges and expenses billed under applicable operating agreements, or in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, but excluding EnCana’s general and administrative overhead expenses) with respect to the EnCana Wells which relate to the period after the Effective Date; and
(3)	an amount equal to ninety-five percent of all prepaid expenses attributable to the EnCana Wells that are and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Date including, without limitation, prepaid utility charges, prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom which are Buyer’s expenses in accordance with this Section 5.5.
(b) The Total Allocation for the EnCana Wells shall be adjusted downward by the following:

(1)	ninety-five percent of the proceeds actually received or accrued by or on behalf of EnCana, prior to the Final Settlement Date, attributable to the EnCana Wells and that are attributable to the period of time from and after the Effective Date; and
(2)	an amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the property or production of hydrocarbons or the receipt of proceeds therefrom accruing to the EnCana Wells in accordance with generally accepted accounting principles prior to the Effective Date (it being agreed that any tax measured on the basis of production shall be deemed to be a tax assessed for the period during which such production occurred regardless of the actual year of assessment), which amount shall, to the extent not actually assessed, be computed based upon such taxes and assessments for the preceding calendar year, or if such taxes or assessments are assessed on other than a calendar year basis, for the tax related year last ended (and such adjustment on the Final Settlement Date shall be final settlement of such taxes between EnCana and Delta).
As soon as practicable after receipt of the Settlement Statement, Delta shall deliver to EnCana a written report containing any changes that Delta proposes to be made to the Settlement Statement. The parties undertake to agree with respect to such amounts due no later than June 30, 2008. In the event that (a) the final Total Allocation for the EnCana Wells is more than the allocation shown on Exhibit D-1, Delta shall pay to EnCana the amount of such difference, or (b) the final Total Allocation for the EnCana Wells is less than the allocation shown on Exhibit D-1, EnCana shall pay to Delta the amount of such difference, in either event by wire transfer of immediately available funds.
     4.4 Termination of Existing Agreement. Effective as of the date of assignment of the Delta Properties from EnCana to Delta as provided in Section 4.1, the Carry and Earning Agreement dated March 26, 2007, between EnCana and Delta (the “Existing Agreement”) shall terminate and all past, present and future obligations created by the Existing Agreement shall terminate and be of no force and effect. It is hereby acknowledged that EnCana has already paid Delta $11,631,797.62 for its share of wells drilled under the Existing Agreement and Delta has paid EnCana certain funds in accordance with the Existing Agreement. Neither party shall be required to reimburse the other party for any amounts paid pursuant the Existing Agreement nor shall either party be obligated to pay the other party any additional amounts due and payable pursuant to the Existing Agreement. Concurrently with the assignment of the Delta Properties, EnCana shall execute, acknowledge and deliver to Delta a Wellbore Assignment, covering the wells described on Exhibit B (“Existing Agreement Wells”), in substantially the form attached hereto as Exhibit F-3, effective as of the date of first production of each Delta Well, assigning 100% of all of EnCana’s right, title and interest in and to the wellbore of the Existing Agreement Wells and production therefrom and an interest in such leasehold rights associated with such wellbore as are sufficient to produce and own 100% of EnCana’s right, title and interest in and to the

Hydrocarbons from the wellbores of the Existing Agreement Wells. EnCana shall also execute and deliver to Delta a release of the existing letter of credit (the “Existing Letter of Credit”) delivered by Delta pursuant to the Existing Agreement in substantially the form attached hereto as Exhibit M. In the event that this Agreement terminates pursuant to Section 4.2 or for any other reason (other than pursuant to Section 9), the Existing Agreement shall be reinstated and ratified by the Parties, Delta shall reconvey to EnCana the Existing Agreement Wells effective as of the date of first production, and free of any liens, burdens or encumbrances not in existence at the date of first production, and shall cause the Existing Letter of Credit to be reissued, and the Parties shall be entitled to all rights and shall bring current all suspended payment obligations under the Existing Agreement.
     4.5 EnCana Participation in Delta Wells. EnCana shall pay its working interest share of the costs of drilling, costs of completing (or plugging and abandoning, if not completed) and costs of equipping each of the wells drilled by Delta on the Delta Properties (“Delta Wells”) in which it elects to participate; provided that EnCana’s obligation to pay its working interest share of such costs shall be limited to its working interest share of a gross maximum cost (on an 8/8ths basis) of $2,300,000 per Delta Well (the “Individual Delta Well Amount”) drilled by Delta upon the Delta Properties, and Delta will pay its and EnCana’s working interest share of any costs exceeding the Individual Delta Well Amount for such wells. In the event that a Delta Well is lost due to mechanical failure or other problems in the hole and Delta drills or participates in the drilling of a well in the vicinity of the Delta Well, which well is drilled to replace the well so lost, EnCana will be deemed a participant in such replacement well and Delta will pay its and EnCana’s working interest share of any costs exceeding the Individual Delta Well Amount for such replacement well. The costs of drilling the original Delta Well and such replacement Delta Well shall be aggregated in determining the Individual Delta Well Amount attributable to such replacement Delta Well. Costs and operations after a Delta Well has been drilled, completed and equipped as provided for in Section 3.2, will be conducted in accordance with the operating agreement applicable to such Delta Well.
     4.6 Consents to Assign. If a consent to assignment is required prior to the assignment of any lease or other agreement to Delta, Delta agrees that such consent may be obtained by the Parties after the date of this Agreement. If the Parties are unable to obtain a required consent to assignment by April 30, 2008, Delta agrees to reassign the affected lease or agreement to EnCana. Failure to obtain a consent to assignment of a lease shall be treated as a Title Defect pursuant to the procedure in Exhibit D, and the Parties shall follow the procedure for assignment of alternative leases in Section 4.2.
     4.7 Fee Parcel of Property. Upon Delta’s written request made on or before July 1, 2008, EnCana shall quitclaim to Delta and shall properly execute, acknowledge and deliver to Delta a quitclaim assignment in the form of Exhibit F-4 of 100% of its right, title and interest in the parcel of land listed in Exhibit F-4.

Section 5. Operations; Operating Agreement
     5.1 Operating Agreement for Property Not Currently Subject to an Operating Agreement. EnCana and Delta shall enter into the form of operating agreement attached hereto as Exhibit G (“New Operating Agreement”) which shall govern all operations for the Carry Wells and Delta Properties, excluding the Existing Agreement Wells. EnCana shall be designated as Operator of all Carry Wells, and Delta shall be designated as operator of all Delta Properties. Upon spud of a Carry Well, the New Operating Agreement shall be deemed amended to include the new well.
     5.2 Operations in the Buzzard Creek Unit and Termination of Gathering Agreement. The Parties shall use their reasonable efforts to have Delta approved by the Bureau of Land Management (“BLM”) as operator of the Buzzard Creek Federal Unit 14-08-001-6391 (the “Buzzard Creek Unit”). Provided this Agreement is not terminated pursuant to Section 4.2, upon approval of the BLM of Delta as operator of the Buzzard Creek Unit, EnCana shall relinquish operatorship of the Buzzard Creek Unit to Delta. Prior to BLM approval of Delta as operator, EnCana shall continue to operate the Buzzard Creek Unit. As between the Parties and their permitted successors and assigns all operations within the Buzzard Creek Unit shall be governed by the terms and conditions of the New Operating Agreement. Contemporaneously with EnCana’s relinquishment of operatorship of the Buzzard Creek Unit to Delta, the February 1, 2008 Gas Gathering Agreement, as amended, between EnCana, as “Gatherer,” and Delta, as “Shipper” shall terminate.
     5.3 Operations in the Middleton Creek Unit. All Delta Wells drilled on lands within the Middleton Creek Federal Unit COC68997X (the “Middleton Creek Unit”) shall be operated by Delta subject to the terms of the Agent Operator Agreement attached hereto as Exhibit O. As between the Parties and their permitted successors and assigns all operations within the Middleton Creek Unit shall be governed by the terms and conditions of the New Operating Agreement.
     5.4 Applications for Permits to Drill. In order to assist Delta in carrying out its drilling program on the Delta Properties, EnCana will use its reasonable best efforts to prepare and submit to the Colorado Oil and Gas Conservation Commission up to fifty Applications for Permits to Drill (“APDs”) on the Delta Properties. In connection with the preparation of the APDs, Delta shall provide to EnCana the information set forth on Exhibit H.
     5.5 Conflicts. If any of the Delta Properties or Carry Wells are subject to an existing operating agreement with a third party, such existing operating agreement shall control as to such third party. However, as between Delta and EnCana, this Agreement and the New Operating Agreement shall control. In the event of any conflict or inconsistency between the terms of this Agreement and the New Operating Agreement, this Agreement shall prevail to the extent of such conflict. If Delta and/or EnCana acquire the entire interest covered by an existing third party operating agreement, then such third party agreement shall be superseded and replace in its entirety by the New Operating Agreement. The Parties intend that the New Operating Agreement shall govern a Party’s election to participate in a well other than the Carry Wells. Notwithstanding anything herein or in the New Operating Agreement to the contrary, Delta shall not propose the drilling of any Carry Well or any well to be drilled on the Carry Lands. Notwithstanding anything herein or in the New Operating Agreement to the contrary, EnCana shall not propose the drilling of any well to be drilled on the Delta Properties prior to April 15, 2010.
     5.6 Payment of Burdens. After the Effective Date, if EnCana or Delta creates any additional burdens on the Property, the Party creating such additional burden shall be solely responsible for and shall pay such additional burdens. Subject to the foregoing sentence, each operating Party shall make payment of all burdens affecting lands operated by such Party, and the non-operating Party shall reimburse the operating Party for all burdens on the interest of the non-operating Party. It is the intent of the Parties that Delta, as designated operator of the Buzzard Creek Area Unit (the “Unit”) shall be responsible for remitting payment to the Minerals Management Service and to the owners of all burdens in existence as of the Effective Date. Delta acknowledges that payment of royalties and overriding royalties associated with a portion of the Property is subject to the outcome of the lawsuit styled Miller, et al. v EnCana Oil & Gas (USA) Inc., Case No. 05CV2753, filed in District Court for the City and County of Denver, Colorado (the “Miller Litigation”). EnCana shall be responsible for all liabilities relating to the Miller Litigation for the period prior to the Effective Date.
     5.7 Payment of Delay Rentals and Distribution of Revenue. EnCana agrees to pay all delay rentals, shut-in or minimum royalty payments or any other lease payments necessary to maintain the leases or agreements assigned to Delta (“Rental Payments”) in effect and coming due during the period from the Effective Date to July 31, 2008. Delta shall reimburse EnCana for its proportionate share of such Rental Payments. EnCana shall not be liable for any damages resulting from the failure to make proper payment of a Rental Payment where the failure is a result of mistake or oversight. In addition, EnCana agrees to distribute the proceeds attributable to production from the EnCana Wells through and including the production month of June 2008.
Section 6. Representations and Warranties
          Each Party, with respect to itself only, hereby represents and warrants to the other Party the following:
          (i) Each Party is duly organized, validly existing and in good standing under the applicable laws of the State of its incorporation or formation, and is qualified to do business and is in good standing in the State of Colorado and in every other jurisdiction where the failure to so qualify would have a Material Adverse Effect on its ability to execute, deliver and perform this Agreement and the other agreements contemplated herein.
          (ii) Each Party has all requisite power and authority to (i) own, lease or operate its assets and properties and to carry on the business as now conducted, and (ii)

enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.
          (iii) Each Party has taken (or caused to be taken) all acts and other proceedings required to be taken by such Party to authorize the execution, delivery and performance by such Party of this Agreement and the other agreements contemplated herein. This Agreement has been duly executed and delivered by each Party and constitutes the valid and binding obligation of each Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar laws affecting the rights of creditors generally and by principles of equity, whether considered in a proceeding at law or in equity. The execution, delivery and performance of this Agreement by each Party does not and will not (i) conflict with, or result in any violation of or constitute a breach or default (with notice or lapse of time, or both) under (A) any provision of the organizational documents of such Party, or (B) any Law, agreement, instrument or license applicable to such Party or (with respect to EnCana) to the Property, except as would not have a Material Adverse Effect or (ii) require the submission of any notice, report, consent or other filing with or from any Governmental Authority or third Persons, other than such consents are Customary Post-Closing Consents.
          (iv) Except for the Miller Litigation, there are no actions, suits or proceedings pending or, to such Party’s knowledge, threatened against a Party which if decided unfavorably to such Party could have a Material Adverse Effect on the ability of such Party to execute, deliver or perform this Agreement or the other agreements contemplated herein or (with respect to EnCana) have a Material Adverse Effect on the Delta Properties.
          (v) No Party has incurred any obligation or liability, contingent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement or the other agreements contemplated herein which could be attributable to or charged to the other Party. Each Party shall indemnify, defend and hold harmless the other Party from any claims, damages, liabilities, costs and expenses, including reasonable attorney’s fees in the event the prior sentence should be or become untrue as to such Party.
Section 7. Force Majeure
     If a Party is rendered unable, wholly or in part, by a force majeure event to carry out its obligations under this Agreement, other than the obligations to make money payments and to deliver assignments of interests in the Carry Wells and in the Delta Properties, the affected Party shall give the other Party prompt written notice describing the force majeure event in reasonable detail. Thereupon, the obligations of the Party giving notice, so far as it is affected by the force majeure event, shall be suspended and any time periods provided for in this Agreement shall be extended for a period equal to the period of such force majeure event, the continuance of the force majeure event. The affected Party shall use all reasonable diligence to remove the force majeure event as quickly as practicable. The requirement that any force majeure event be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labor difficulty by the Party affected, contrary to its wishes, and settlement or resolution of such matters shall be within the discretion of the affected Party. The term “force majeure event” as used herein, shall mean an act of God, act of terrorism, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, restraint or inaction, inability to gain access, ingress or egress to conduct operations (including without limitation delays in or inability to obtain permits, approvals or clearances from governmental bodies); provided, however, that a force majeure event shall not exist until 120 days, or such longer period specified in the applicable regulations, after timely application to a governmental body.
Section 8. Gathering, Processing, and treating Services
     8.1 Provision of Services/Delta Properties. With regard to gas produced from EnCana Wells and Delta Wells drilled pursuant to the terms of this Agreement which is attributable to a working interest held by EnCana or a royalty or overriding interest burdening such gas (“EnCana Gas”), Delta shall provide services necessary to gather, process, treat, and redeliver 100% (less EnCana’s proportionate share of actual fuel usage and shrink, if applicable) of EnCana Gas into the TransColorado pipeline, downstream of TransColorado’s interconnect facilities (the “TransColorado Interconnect”) with the Collbran Valley Gas Gathering System operated by DCP Midstream Partners (“DCP”), or other points mutually agreed or required under existing agreements. The TransColorado Interconnect is located in Section 18, Township 10S, Range 96W, Mesa County, Colorado. Delta shall redeliver, or cause to redeliver, EnCana Gas at a pressure and quality meeting the most restrictive specifications required by the interconnecting pipeline.
     8.2 Delta Facilities. Delta will design and construct facilities, at its sole risk and expense, necessary to receive 100% of EnCana Gas from the wellhead and deliver such gas at pressures sufficient to enter the Collbran Valley Gas Gathering System or other mutually agreeable location. In exchange, EnCana shall pay $0.42/Mcf, plus EnCana’s proportionate share of actual fuel usage and shrink, if applicable. The Parties anticipate that in moving the gas to an interconnection with DCP or another location, Delta will provide gathering, dehydration and three stages of compression. In the future, if all or a portion of such services are provided by a third party or any portion of the services provided by Delta is reduced or modified, the Parties agree to renegotiate the fee.
     8.3 Condensate and Natural Gas Liquids. EnCana shall retain and own all Condensate and Natural Gas Liquids attributable to EnCana Gas. For the avoidance of doubt, and for the purposes of this Agreement, the term “Condensate and Natural Gas Liquids” shall include, without limitation, any and all liquid hydrocarbons and concomitant materials separated, extracted, or condensed as a result of the gathering, processing, treating, and/or the provision of services under this Section 8.

     8.4 Marketing of EnCana Gas, Condensate and Natural Gas Liquids and Taking In-Kind/Delta Properties. Notwithstanding Sections 8.1 and 8.2 above, the marketing of volumes of EnCana Gas and Condensate and Natural Gas Liquids, as well as EnCana’s right to take such volumes in-kind, shall be governed by Sections 8.4(a) and 8.4(b) below.
     (a) Subject to EnCana’s right to take in-kind as set forth below, Delta will market 100% of EnCana Gas and the Condensate and Natural Gas Liquids attributable to such gas. With respect to EnCana Gas, EnCana will receive Delta’s weighted average price for gas sales into TransColorado, less (i) Delta’s actual cost of service on DCP’s facilities and (ii) the fees described in Section 8.2 above. EnCana will receive the actual price received by Delta for the sale of Condensate and Natural Gas Liquids attributable to EnCana Gas. Notwithstanding anything to the contrary in this Agreement, in no event shall gas attributable to an interest of Delta or any of its working interest owners be accorded a greater priority for services on the DCP facilities or any other facilities than EnCana Gas; and,
     (b) EnCana will have an option, after giving at least thirty (30) days’ notice, to take its share of EnCana Gas, Condensate and Natural Gas Liquids in-kind. Such option may be exercised to allow EnCana to receive its gas volume in-kind at (i) the wellhead, (ii) any interconnection with DCP, (ii) the TransColorado Interconnect, or (iii) any other location designated by EnCana, provided Delta is not burdened by incremental costs related with such designated location. In addition, owners of royalty interests burdening EnCana Gas shall have the right to take in-kind in accordance with the instrument granting such royalty interest.
     8.5 Marketing of Delta Gas and Taking In-kind/Carry Wells. The marketing of volumes of Delta Gas (as defined below) and Condensate and Natural Gas Liquids, as well as Delta’s right to take volumes of Delta Gas in-kind, shall be governed by Sections 8.5(a) and 8.5(b) below.
     (a) With regard to gas produced from Carry Wells drilled pursuant to the terms of this Agreement which is attributable to a working interest held by Delta or a royalty or overriding interest burdening such gas (“Delta Gas”), and subject to Delta’s right to take in-kind as set forth below, EnCana will market 100% (less Delta’s proportionate share of actual fuel usage and shrink, if applicable) of Delta Gas and the Condensate and Natural Gas Liquids attributable to such gas. With respect to Delta Gas, Delta will receive EnCana’s weighted average price for the sale of such gas, less EnCana’s costs incurred to market and deliver such gas. Delta will receive the actual price received by EnCana for the sale of Condensate and Natural Gas Liquids attributable to Delta Gas. Notwithstanding anything to the contrary in this Agreement, in no event shall gas attributable to an interest of EnCana or any of its working interest owners be accorded a greater priority for services than Delta Gas; and,
     (b) Delta will have an option, after giving at least thirty (30) days’ notice, to take its share of Delta Gas in-kind. Such option may be exercised to allow Delta to receive its gas volume in-kind at (i) the wellhead, (ii) tailgate of the Meeker Processing

Plant in Rio Blanco, Colorado operated by Enterprise Gas Processing, LLC (“Enterprise), or (iii) any other mutually agreeable location; provided, however, Delta shall be required to pay its allocated share of fees and costs associated with Delta’s exercise of its option to take its share of Delta Gas in kind. In addition, owners of royalty interests burdening Delta Gas shall have the right to take in-kind in accordance with the instrument granting such royalty interest.
     8.6 Proposed Facilities. EnCana proposes to construct, or cause to be constructed, gathering and compression facilities (the “Required Facilities”) to allow all gas produced by Delta pursuant to the terms of this Agreement, with the exception of gas subject to a pre-existing commitment for gathering and processing services, be delivered into the existing EnCana Great Divide Gathering System. It is planned that production from the Required Facilities would be delivered to the Enterprise Piceance Creek Pipeline and Meeker Plant in accordance with existing gathering and processing agreements. Delta, on behalf of itself and its affiliates, successors, and assigns, also acknowledges that, except for gas produced by Delta from the “Lands” as defined in the Existing Agreement (the “Excluded Gas”), gas produced from Delta Wells attributable to a working interest held by Delta or a royalty or overriding royalty interest burdening such gas shall be dedicated to EnCana and the Required Facilities (“Delta Dedicated Gas”) in accordance with the terms and conditions set forth below. Notwithstanding the foregoing, the Parties also acknowledge and agree that 65% of the interest in Existing Agreement Wells shall not be included within the definition of Excluded Gas, and such 65% interest in such wells, as well as EnCana Gas, is dedicated to Enterprise for the life of lease under existing gathering and processing agreements. Delta and EnCana agree to negotiate in good faith a definitive long term gathering and processing agreement for Delta Dedicated Gas, which terms shall include the following: (i) a total fee for services in the range of $0.50 to $0.60 per MMBtu, plus allocated fuel, power, and lost and unaccounted for gas; (ii) a term for a minimum of fifteen years; (iii) a provision to escalate the fee on an annual basis by the percentage increase or decrease, if any, in the Consumer Price Index for All Urban Consumers; and, (iv) such other terms and conditions, including provisions for the temporary release of gas, as are customary for a firm gathering and processing agreement of the nature contemplated by the Parties pursuant to this Section 8.6.
Section 9. Term
     The term of this Agreement (“Term”) shall begin on the Effective Date and, unless earlier terminated as provided herein, shall continue until June 1, 2013. The confidentiality obligations of the Parties shall survive any such termination in accordance with their terms.
Section 10. Assignability; Binding Nature
      Neither Party may assign or transfer, by assignment, sale, farmout or otherwise (collectively, “Transfer”) in whole or in part any of its rights or obligations under this Agreement, or any of its rights or interests in either the Carry Wells or the Delta Properties or other rights or interests earned or acquired hereunder (collectively, the

“Partnership Property”), except to an assignee or transferee (including any Affiliate of the transferring Party) who agrees in writing to assume, be bound by and fully and timely perform the terms of this Agreement, the New Operating Agreement, the tax partnership provisions attached as Exhibit J and such other transfer provisions and conditions as shall be reasonably requested by the non-assigning or non-transferring Party required by the tax partnership provisions attached as Exhibit J, and then only if any such Transfer does not cause any portion of the Partnership Property to no longer be treated as held by the tax partnership for federal income tax purposes or by its deemed successor tax partnership under Section 708(b)(1)(B) of the Internal Revenue Code. Neither Party shall have the right to assign this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, provided that such consent shall be based upon the technical and financial ability of the proposed assignee to perform the duties and obligations of the assignor. If a Party fails to deliver a written response to a Party’s written request for consent to assignment hereunder on or before 15 days after receipt of such request, such party shall be deemed conclusively to have consented to such proposed assignment hereunder. Any assignment hereunder shall be subject to all of the terms and conditions of this Agreement, and the assignee shall agree to assume, bear and perform the assignor’s duties and obligations hereunder. The foregoing notwithstanding, either Party shall be entitled to Transfer an interest in the Property to an Affiliate without the consent of the other Party, but the transferring Party shall remain liable for the performance of its obligations hereunder notwithstanding such transfer in the event of a default by such Affiliate hereunder. Provided however, nothing herein will prohibit Delta from granting a lien on its interest in any Carry Well and the subsequent foreclosure or other realization on such liens, provided the Person receiving such interests agrees to be bound to the provisions above. This Agreement shall be binding upon and shall inure to the benefit of successors of the Parties.
Section 11. Payment Offset
     If a Party fails to make any payment to the other when due, in addition to, and not in lieu of, other available remedies, the non-defaulting Party may offset any amount owed by the non-defaulting Party to the defaulting Party.
Section 12. Notices
     All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) three (3) days after deposit with the US Postal Service, certified mail, postage prepaid, return receipt requested; (c) if by facsimile transmission, upon confirmation by the recipient of receipt; or (d) by Federal Express overnight delivery (or other reputable overnight delivery service), two days after deposited with such service. Addresses for all such notices and communication shall be as follows:

To EnCana:	EnCana Oil & Gas (USA) Inc.
370 17th Street, Suite 1700
Denver, Colorado 80202
Attention: Team Lead, South Piceance
Phone: 720.876.3597
Fax: 720.876.4597
Email: joel.fox@encana.com

To Delta:	Delta Petroleum Corporation
370 17th Street, Suite 4300
Denver, Colorado 80202
Attention: Mr. Lyell Coe
Phone: 303.293.9133
Fax: 303.298.8251
Email:
Either Party may, upon written notice to the other Party, change the address and person to whom such communications are to be directed.
Section 13. Relationship of the Parties
      This Agreement is not intended to create, and shall not be construed to create, an association for profit, a trust, a joint venture, a mining partnership or other relationship of partnership, or entity of any kind between the Parties. Notwithstanding anything to the contrary contained herein, the Parties understand and agree that the arrangement and undertakings evidenced by this Agreement, taken together, result in a partnership for purposes of federal income taxation and for purposes of certain state income tax laws which incorporate or follow federal income tax principles as to tax partnerships. For these purposes, the Parties agree to be governed by the tax partnership provisions attached as Exhibit J, which are incorporated herein and made a part of this Agreement by this reference. For every purpose other than the above-described income tax purposes, however, the Parties understand and agree that the liabilities of the Parties shall be several, not joint or collective, and that each Party shall be solely responsible for its own obligations. In the event of any conflict or inconsistency between the terms and conditions of Exhibit J and the terms and conditions of this Agreement or any attachment or exhibit hereto (other than Exhibit J), the terms and conditions of Exhibit J shall govern and control.
Section 14. Entire Agreement
     This Agreement, the Wellbore Assignment, the Assignment, and the Operating Agreements, and the exhibits hereto and thereto, contain the entire agreement of the Parties with respect to the subject matter hereof and supersede all previous agreements or communications between the Parties, verbal or written, with respect to the subject matter hereof.

Section 15. Governing Law; Venue for Disputes
     This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Colorado, without reference to its conflicts of laws provisions.
Section 16. Amendments; Waiver
     No amendments or other modifications or changes to this Agreement shall be effective or binding on either Party unless the same shall be in a writing executed by both Parties. No waiver by either Party of any one or more defaults by the other in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature.
Section 17. Confidentiality, Public Announcements and Recordation of Documents
     17.1 General. Except as permitted herein, for a period of one year after the date of this Agreement, both Parties shall maintain the terms of this Agreement in strict confidence, and shall not disclose the same to any third party except (a) to the extent compelled by Governmental Authority or Law, (b) to its Affiliated entities, and its and their respective attorneys, accountants, advisors and employees who shall be advised of the confidential nature of this Agreement, or (c) to the extent required by the rules of any exchange on which securities of a party or its Affiliates are listed. Prior to any disclosures described in (a) or (c) above, the disclosing Party shall notify the non-disclosing Party, and except as prohibited by Law, the non-disclosing Party shall be afforded reasonable opportunity to review and comment upon the content of the proposed disclosure and to seek appropriate protective orders.
     17.2 Public Announcements. Unless otherwise agreed and except as provided in Section 17.1, neither Party shall make any public announcement or statement with respect to this Agreement or the transactions contemplated hereby.
     17.3 Recordation of Documents. The Parties agree to cooperate in good faith and execute such documents and to take such action as may be required to have the Wellbore Assignments and the Assignment and any other documents which are necessary or helpful to establish for purposes of public notice Delta’s rights hereunder filed of public record in the land records of Mesa and Garfield Counties, Colorado.
Section 18. Nonsolicitation
     For a period of twelve months after the Effective Date of this Agreement, each Party agrees not to solicit for hire in connection with the Party’s operations in the Piceance Basin, as an officer, employee, agent, independent contractor or otherwise, any current officer, director, employee of the other Party or independent contractor who works solely for the other Party. The foregoing prohibition on solicitation shall not include an advertisement published in a national newspaper or other similar recruiting media that are not expressly designed or targeted to solicit the employees of the other

Party and also shall not apply to the situation wherein an employee of a Party voluntarily approaches the other Party for employment. Inasmuch as it is now and ever will be impracticable and extremely difficult to determine the actual damage resulting to a Party from breach of this Section, each Party agrees to pay to the other the sum of $100,000 for breach of this Section, such amount to be deemed liquidated damages and not in the nature of a penalty.
Section 19. Severability
     If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal or unenforceable, the other clauses and provisions hereof shall remain in full force and effect, and the clauses or provisions that are determined to be void, illegal or unenforceable shall be limited so that that they remain in effect to the extent permitted by law.
Section 20. Mutuality
     The Parties acknowledge and declare that this Agreement is the result of extensive negotiations between them. Accordingly, if there is any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by either Party.
Section 21. Dispute Resolution
     The Parties agree to resolve all disputes concerning or relating to this Agreement pursuant to the provisions of this Section. The Parties agree to submit all disputes to binding arbitration in Denver, Colorado. The arbitration will be conducted according to the procedure that follows. The arbitration proceedings shall be governed by Colorado law and shall be conducted in accordance with the rules for Non-Administered Arbitration of Business Disputes published by The Center for Public Resources, Inc., with discovery to be conducted in accordance with the Federal Rues of Civil Procedure, and with any disputes over the scope of discovery to be determined by the Arbitrators (as defined below). The arbitration shall be before a single Arbitrator chosen by the mutual agreement of the Parties, or if no agreement as to the identity of the Arbitrator can be reached within ten days, a three-person panel of neutral Arbitrators, consisting of one person chosen by each Party, and the two Arbitrators so selected choosing the third. The panel so chosen or the single person are referred to herein as the “Arbitrators.” The Arbitrators shall conduct a hearing no later than 60 days after submission of the matter to arbitration, and the Arbitrators shall render a written decision within 30 days of the hearing. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the Arbitrators shall consider any evidence and testimony that they determine to be relevant, in accordance with procedures that they determine to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 days of the decision by the Arbitrators. The decision of the Arbitrators shall be binding on the

Parties, final and non-appealable, and may be filed in a court of competent jurisdiction and may be enforced by either Party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Arbitrators shall by shared equally by the Parties.
Section 22. Waiver of Consequential Damages.
     FOR THE AVOIDANCE OF DOUBT, EACH PARTY HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES THE OTHER PARTY FROM ITS OWN SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL, INCIDENTAL, AND INDIRECT DAMAGES (INCLUDING LOSS OF, DAMAGE TO OR DELAY IN PROFIT, REVENUE OR PRODUCTION) RELATING TO, ASSOCIATED WITH, OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. NO LAW, THEORY, OR PUBLIC POLICY SHALL BE GIVEN EFFECT WHICH WOULD UNDERMINE, DIMINISH, OR REDUCE THE EFFECTIVENESS OF THE FOREGOING WAIVER, IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH DAMAGE WAIVER IS TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY.
Section 23. Further Assurances
     The Parties shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document or other instrument delivered pursuant hereto.
Section 24. Counterpart Execution
     This Agreement may be executed by signing an original or a counterpart thereof. If this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if all the Parties had signed the same instrument.
[signature page follows]

     In Witness Whereof, this Agreement is executed and effective as of the Effective Date first above written.

EnCana:		Delta:

EnCana Oil & Gas (USA) Inc.		Delta Petroleum Corporation

By:	/s/ Darrin Henke	By:	/s/ Roger A. Parker

	Darrin Henke		Roger A. Parker
	Vice President		Chief Executive Officer